Issuer Free Writing Prospectus

Registration Statement No. 333-178783

Filed Pursuant to Rule 433

Relating to the Preliminary Prospectus

filed on March 19, 2012

The following materials will be displayed beneath the countertops from which prospectuses can be obtained at information booths to be maintained by the issuer.

Awesome again

Racing corporation

The issuers have filed registration statements (including prospectuses) with the sec for the offerings to which this communications relates. Before you invest, you should read the prospectuses in those registration statements and the other documents the issuers have filed with the sec for more complete information about the issuers and these offerings. You may get the documents for free by visit EDGAR on the sec website at www.sec.gov. alternatively. the issuers any underwriter or any dealer participating in the offerings will arrange to send you the prospectuses if you request them by calling toll-free 1-1-888-638-1588..

This advertisement is not intended to be directed to residents of California, New Jersey, Oregon, Maryland, Michigan, Pennsylvania, Ohio or Illinois, until these offerings have been qualified in such states.

Information advertising only, The securities herein described have not been qualified or registered for sale in Texas. Any representation to the contrary or consummation of sale of these securities in Texas prior to qualification or registration thereof is a criminal offense.

London